Exhibit 10.16

                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of April 1, 2002, and effective April 8, 2002, ("Effective Date") by and between AMCAST INDUSTRIAL CORPORATION, an Ohio corporation ("Amcast"), and JOSEPH R. GREWE ("Executive").

                                   ARTICLE 1
                                   EMPLOYMENT

1.01 Amcast hereby employs Executive as its President and Chief Operating Officer to be based at Amcast's corporate headquarters, and Executive hereby accepts and agrees to such employment from and after the Effective Date of this Agreement based upon the terms and conditions stated herein.

1.02 Executive shall generally have the authority, powers and responsibilities, and shall perform such duties, as are delegated from time to time by the Chief Executive Officer and Amcast's Board of Directors.

1.03 Executive represents and warrants that prior to entering into this Agreement he has not been an employee, director, officer or substantial security holder of Amcast.

                                   ARTICLE 2
                           BEST EFFORTS OF EXECUTIVE

2.01 Executive agrees that he will devote his full time and attention to, and at all times will faithfully, industriously, and to the best of his ability, experience, and talents, perform, all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Amcast.

                                   ARTICLE 3
                            EMPLOYMENT RELATIONSHIP

3.01 The employment relationship between Amcast and Executive under this Agreement is "at will." As such, Amcast may terminate Executive's employment at any time with or without cause; and Executive may terminate his employment with Amcast at any time provided the notice requirement at Section 5.01 is met. However, so long as the employment relationship between Amcast and Executive continues to exist, it shall be governed by the terms and provisions of this Agreement.


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                                   ARTICLE 4
                           COMPENSATION AND BENEFITS

4.01 Executive will be paid an annualized base salary of Three Hundred Fifty Thousand and no/100 Dollars ($350,000.00). Executive's base salary shall be payable in equal installments pursuant to Amcast's normal payroll procedures and dates. The Compensation Committee of Amcast's Board of Directors shall review Executive's base salary compensation annually at such times as it reviews the salaries of other Amcast officers. Any actual increase in Executive's base salary shall be made within Amcast's sole judgment and discretion based on any criteria Amcast determines appropriate. Such base compensation shall not be subject to decrease unless the Board takes action to effect a uniform percentage decrease in compensation for all senior executives of Amcast.

4.02 Executive shall participate in Amcast's Annual Incentive Plan and be eligible to receive annual discretionary incentive bonus compensation in an amount targeted to be 50% of Executive's annualized base salary (with maximum payout at 100% of salary), based upon achievement of personal and overall company goals as are determined and approved by the Chief Executive Officer or the Board. For the fiscal year ending August 31, 2002, Amcast guarantees it will pay a bonus equal to 50% of Executive's base salary paid to him as if Executive commenced employment with Amcast on January 1, 2002 through August 31, 2002. To receive a bonus for any fiscal year, Executive must be employed by Amcast on the last day of the fiscal year. Any bonus payments shall be made within ninety (90) days following the completion of each fiscal year. Any dispute between Executive and Amcast as to the amount of, or entitlement to, any bonus shall be promptly addressed by the Board's Compensation Committee.

4.03 Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other senior executive employees of Amcast from time to time in the exclusive discretion of the Board. Such benefits may include, but are not limited to, a medical and dental plan, short-term disability plan, long-term disability plan, life insurance plan, and 401(k) plan. Executive also shall be provided with an automobile or car allowance pursuant the Amcast Lease Car/Car Allowance Program. Amcast may, without any prior notice, discontinue or modify any benefit already provided or as may be provided in the future, within the exclusive discretion of the Board, only if such benefits are uniformly discontinued or modified for all senior executives of Amcast. Executive shall be entitled four weeks vacation a year effective upon the Effective Date. In addition, Executive shall receive an additional $28,000 in February 2003 and in February 2004 to replace the bonus that Executive would have received from his prior employer.

4.04 Upon vesting in the Amcast Merged Pension Plan, Executive also shall participate in the Amcast Nonqualified Supplementary Benefit Plan (the "Supplemental Plan") as a Participant but not as an Executive Participant and upon Executive completing five (5) years of actual service with Amcast, Amcast will credit Executive with an additional three (3) years of service for purposes of calculating Executive's retirement benefit under the Supplemental Plan. Upon a Change of Control (as defined in Executive's Change of Control Agreement referenced in Article 7 below) occurring prior to Executive becoming vested in Amcast's Merged Pension Plan and provided that Executive's employment with Amcast thereafter ceases before Executive becomes vested in Amcast's Merged Pension Plan and under circumstances which require compensation and benefits

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pursuant to that Change of Control Agreement,  Executive also shall receive such benefits under the Supplemental Plan as Executive would otherwise have been entitled to receive under the Amcast Merged Pension Plan and Supplemental Plan if Executive had completed five (5) years of service with Amcast on the date of his termination of employment with Amcast but Executive shall not receive the three (3) additional years of credit until Executive has in fact completed five
(5) years of actual service with Amcast.

4.05 Amcast shall reimburse Executive, in accordance with Amcast's policies and procedures in effect from time to time, for all reasonable and deductible out-of-pocket business expenses, which are incurred by Executive in connection with the performance by him of his duties hereunder.

4.05 Pursuant to the terms and conditions contained in the Stock Option Agreement separately entered into and executed by Executive and Amcast and in order to induce Executive to execute this Agreement, Amcast shall grant to Executive the option to purchase an aggregate 150,000 (One Hundred Fifty Thousand) common shares of Amcast at a price per share equal to the closing price of Amcast's common shares as reported on the New York Stock Exchange Composite Transactions Tape on April 1, 2002. Such option shall be exercisable as to 75,000 of the shares subject to option beginning on the Effective Date and shall become exercisable with respect to the remaining 75,000 shares on April 8, 2003 provided Executive is employed by Amcast on such date.

4.06 Amcast shall pay to Executive a sum equal to the amount of interest accruing during the period April 8, 2002, through April 8, 2004, and paid by Executive on Executive's $350,000 real estate loan arranged by Executive's prior employer (or any replacement loan for such loan) plus an additional sum sufficient to enable Executive to receive such interest reimbursement, for the period April 8, 2002, through April 8, 2003, net of state and federal income taxes. Amcast's interest reimbursement obligation shall cease upon Executive selling his home that secures this loan.

4.07 Executive shall be entitled to receive the benefits provided by the Amcast Relocation Policy plus an additional sum sufficient to enable Executive to receive such benefits net of state and federal income taxes. In addition and upon relocation, Amcast will pay Executive $29,166 for unreimbursed incidental expenses incurred in relocation.

                                   ARTICLE 5
                                  TERMINATION

5.01 Executive may resign his position and terminate his employment by giving Amcast one (1) month written notice of his intention to resign. If requested by Amcast, Executive agrees to cooperate in training his successor until his actual termination. In the event of such resignation, Executive shall be paid only his base salary earned through the effective date of his resignation and he shall not be entitled to receive any pro-rated or other portion of any bonus, severance, or other compensation otherwise payable under the terms of this Agreement after Executive's last day of employment.

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5.02  Executive's  employment and this Agreement will be deemed  terminated upon the death of the Executive. In the event of such termination, Executive shall receive only his base salary earned through the date of termination; provided, however, that Executive may, as the Board shall in its discretion determine, receive a pro-rated or other portion of any bonus to which Executive was otherwise eligible pursuant to any bonus plan or other arrangement established prior to termination, to the extent such bonus was earned based upon the requirements or criteria of such plan or arrangement.

5.03 Any other provision of this Agreement notwithstanding, Amcast may terminate Executive's employment without notice and with or without cause at any time.

5.04 Upon termination of employment hereunder for any reason, Executive shall be deemed to have resigned from all officer positions and director and committee positions he then holds with Amcast or with any affiliated entity.

5.05 Upon termination of employment hereunder for any reason, Executive agrees that he shall not disparage or defame Amcast, its directors, officers, employees or products. The provisions of this Section 5.05 shall indefinitely survive the termination of Executive's employment with Amcast.

5.06 Upon termination of employment hereunder for any reason, Executive agrees that he shall reasonably assist Amcast with any litigation brought by or against Amcast involving matters occurring during the period of his employment hereunder.

                                   ARTICLE 6
                                   SEVERANCE

6.01 If Executive's employment with Amcast is terminated for any reason other than death or "cause" (as defined below) and Executive is not entitled in connection with such termination of employment to receive payments under the Change of Control Agreement (as defined at Article 7), then Amcast shall:

         (a) pay Executive as severance pay, each month for twelve (12) consecutive months following Executive's termination, Executive's monthly base salary in effect at the time of separation, less customary withholdings, beginning one (1) month after termination; and

         (b) if Executive timely elects to continue Executive's group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, continue to pay on Executive's behalf Amcast's customary share of premiums for such coverage for the lesser of twelve
(12) months or Executive having obtained comparable coverage.

6.02 For purposes of this Article 6, "cause" shall mean (a) the willful and continued failure by Executive to substantially perform Executive's duties with Amcast (other than any such failure resulting from Executive's physical or mental illness or other physical or mental incapacity), after a demand for substantial performance is delivered to Executive by the Board which

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specifically  identifies  the manner in which the Board  believes that Executive has not substantially performed Executive duties, or (b) the willful engaging by Executive in gross misconduct which is materially and demonstrably injurious to Amcast or an affiliate of Amcast resulting or intended to result, directly or indirectly, in substantial personal gain or substantial personal enrichment at the expense of Amcast or an affiliate of Amcast.


                                   ARTICLE 7
                               CHANGE IN CONTROL

7.01 Concurrently with the execution of this Agreement, Amcast and Executive shall enter into the agreement attached hereto as Appendix A (the "Change of Control Agreement").

                                   ARTICLE 8
                                 NONDISCLOSURE

8.01 Except as permitted or directed by Amcast or as may be required in the proper discharge of Executive's employment hereunder, Executive shall not, while employed by Amcast or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of Amcast, including without limitation, whether or not reduced to writing, customer lists, customer files or information, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by Amcast. Executive acknowledges that the above-described knowledge or information is the property of Amcast that constitutes a unique and valuable asset and represents a substantial investment by Amcast, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of Amcast, would be wrongful and would cause irreparable harm to Amcast. Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to Amcast, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Upon termination of Executive's employment for any reason, Executive shall promptly return to Amcast all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive's possession, control or influence, whether prepared by Executive or others.

8.02 The foregoing obligations of confidentiality shall not apply to any knowledge or information which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to Amcast by any third party.

8.03  In the  event  of a  breach  or  threatened  breach  by  Executive  of the provisions of this Article 8, Amcast shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other

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security.  Nothing herein shall be construed as prohibiting Amcast from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive. Executive and Amcast agree that in event of a disputed proceeding regarding Executive's compliance with the provisions of this Article 8, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.

8.04 The provisions of this Article 8 shall survive indefinitely the termination of Executive's employment with Amcast.

                                   ARTICLE 9
                       NONCOMPETITION AND NON-RECRUITMENT

9.01 Amcast and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning Amcast, its business, customers and employees; (ii) as a consequence of using or associating himself with Amcast's name, goodwill, and reputation, Executive will develop personal and professional relationships or a reputation with Amcast's current and prospective customers and clients; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to Amcast's continued economic well-being and protection of Amcast's confidential and proprietary business information. In light of these considerations, this Article 9 sets forth the terms and conditions of Executive's obligations of non-competition and non-recruitment while employed by Amcast and for a period of one year following Executive's cessation of employment with Amcast.

9.02 Unless the obligation is waived or limited by Amcast as set forth herein, Executive agrees that while Executive is employed by Amcast and for a period of one year following termination of Executive's employment for any reason, Executive will not directly or indirectly (a) solicit or do competitive business with any person or entity that is or was a customer or vendor of Amcast within the twelve (12) months prior to the date of termination, or (b) engage within the North American markets in which Amcast engages in business at the time of termination, in any similar or related business activity in competition with Amcast's direct line of business as conducted at the time of Executive's termination. Among all other competitive actions that are likewise restricted, Executive shall not cause or attempt to cause any existing or prospective customer, client or account who then has a relationship with Amcast for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into any actual or potential business with Amcast.

9.03 At its sole option, Amcast may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

9.04 For a period of one year following termination of Executive's employment for any reason, Executive will not initiate or actively participate in any other employer's recruitment or hiring of any of Amcast's employees.


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9.05  Executive  agrees that breach by him of the  provisions  of this Article 9 will cause Amcast irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 9, Amcast shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting Amcast from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive and suspension or termination of the severance payments being made to the Executive under Article 6. Executive and Amcast agree that in event of a disputed proceeding regarding Executive's compliance with the provisions of this Article 9, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result. To the extent that the Executive is in violation of any of the provisions contained in this Article 9, the applicable period shall be tolled during such period of non-compliance, the intent of which is to provide Amcast with the full period of compliance as stated herein.

9.06 The obligations contained in this Article 9 shall survive the termination of Executive's employment with Amcast.

                                   ARTICLE 10
                             INTELLECTUAL PROPERTY

10.01 Executive will promptly disclose in writing to Amcast complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether patentable or copyrightable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the period of Executive's employment hereunder, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of Amcast or its subsidiaries (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of Amcast and hereby assigns and agrees to assign to Amcast any and all of Executive's right, title and interest in and to any and all of such Developments.

10.02 The provisions of Section 10.01 shall not apply to any Development meeting the following conditions: (a) such Development was developed entirely on Executive's own time; and (b) such Development was made without the use of any Amcast equipment, supplies, facility or trade secret information; and either (c) such Development does not result from any work performed by Executive for Amcast, or such Development does not relate (i) directly to the business of Amcast or (ii) to Amcast's actual or demonstrably anticipated research or development.

10.03 Upon request and whether during the period of Executive's retention hereunder or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of Amcast, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign letters patent, including, but not limited to, design patents, or other applicable registrations, on any and all of such Developments, and for perfecting, affirming and recording Amcast's complete

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ownership and title thereto,  and to cooperate  otherwise in all proceedings and matters relating thereto. Executive will not be entitled to compensation for acts performed under this Section 10.03 (other than reimbursement for all reasonable expenses) if the Employee is employed by Amcast at the time such acts are performed. If Executive is not employed by Amcast at the time such acts are performed, and if the performance by Executive of such acts causes Executive to lose compensation from other sources, Amcast will pay Executive reasonable compensation for such acts.

10.04 Executive will keep reasonably complete accounts, notes, data and records of all Developments in the manner and form requested by Amcast. Such accounts, notes, data and records shall be the property of Amcast, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all but one copy thereof, to Amcast upon the conclusion of his employment.

10.05 Executive agrees that breach by him of the provisions of this Article 10 will cause Amcast irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 10, Amcast shall be entitled to an injunction restraining Executive from breach of this Article 10, without posting a bond or other security. Nothing herein shall be construed as prohibiting Amcast from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive. Executive and Amcast agree that in event of a disputed proceeding regarding Executive's compliance with the provisions of this Article 10, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.

10.06 The obligations contained in this Article 10 shall survive indefinitely the termination of Executive's employment with Amcast.

                                   ARTICLE 11
                                 MISCELLANEOUS

11.01 Governing Law. This Agreement shall be governed and construed according to the laws of the State of Ohio without regard to conflicts of law provisions.

11.02 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by Amcast and Amcast may require any successors or assigns to expressly assume and agree to perform Amcast's obligations under this Agreement.

11.03 Waiver. The waiver by Amcast of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

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11.04  Modification.  This  Agreement  supersedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

11.05 Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, Amcast and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

11.06 Notice. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by registered or certified mail, postage prepaid and properly addressed, to the party as follows:

If to Executive:                    Joseph R. Grewe
                                    625 Club Drive
                                    Aurora, Ohio 44202

or such other address as Executive elects by giving such to Amcast with not less than 30 days advance written notice.

If to Amcast                        Amcast Industrial Corporation
                                    Attn: Chairman of the Board
                                          7887 Washington Village Drive
                                          Dayton, Ohio 45459

or such other address as Amcast elects by giving such to Executive with not less than 30 days advance written notice.

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IN WITNESS WHEREOF the following  parties have executed the above instrument the day and year first above written.



AMCAST INDUSTRIAL CORPORATION


By:/s/ Byron O. Pond
   ------------------------
Its Chairman of the Board and Chief Executive
Officer



/s/ Joseph R. Grewe
---------------------------
    Joseph R. Grewe